Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
AND
SERIES B CONVERTIBLE PREFERRED STOCK
OF
ASTRANA HEALTH, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Astrana Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to the authority granted to the Board of Directors of the Corporation (the “Board”) pursuant to the Corporation’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the DGCL, the Board previously authorized the issuance of, and established the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of, (i) 1,111,111 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and (ii) 555,555 shares of Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), in each case as evidenced by the Amended and Restated Certificate of Designation filed with the Secretary of State of the State of Delaware on March 28, 2016 (the “Certificate of Designation”).

SECOND: None of the authorized shares of Series A Preferred Stock or Series B Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designation governing such Series A Preferred Stock and Series B Preferred Stock.

THIRD: The Board has duly adopted the following resolutions approving the elimination of each of the Series A Preferred Stock and Series B Preferred Stock, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that none of the authorized shares of each of the Series A Preferred Stock and the Series B Preferred Stock are outstanding and none will be issued pursuant to the Certificate of Designation;

FURTHER RESOLVED, that the Executive Chairman, the Chief Executive Officer and the Chief Operating Officer and Chief Financial Officer of the Corporation “Authorized Officers”) be, and each of them hereby is, empowered, authorized and directed, in the name and on behalf of the Corporation, to execute and file a Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL, substantially in the form provided to the Board, setting forth a copy of these resolutions (the “Certificate of Elimination”);

FURTHER RESOLVED, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to each of the Series A Preferred Stock and the Series B Preferred Stock, and all of the shares that were designated as Series A Preferred Stock or Series B Preferred Stock shall be returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Certificate of Designation with respect to each of the Series A Preferred Stock and Series B Preferred Stock are hereby eliminated from the Certificate of Incorporation, and the shares that were designated as Series A Preferred Stock or Series B Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on this 24th day of April, 2024.

ASTRANA HEALTH, INC.

By:	/s/ Brandon Sim
Name: Brandon Sim
Title: Chief Executive Officer and President

[Signature Page to Certificate of Elimination]